Exhibit 5.1

THE LACLEDE GROUP, INC.

720 Olive Street

St. Louis, MO 63101

Mark C. Darrell

Senior Vice President

General Counsel &

Chief Compliance Officer

May 29, 2013

The Laclede Group, Inc.

720 Olive Street

St. Louis, Missouri 63101

Re:	Registration Statement on Form S-3

File No. 333-171931

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Chief Compliance Officer of The Laclede Group, Inc., a Missouri corporation (the “Company”), and have served in that capacity in connection with the registration, pursuant to a Registration Statement on Form S-3 (File No. 333-171931) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of up to 10,005,000 shares (including up to 1,305,000 shares subject to the Underwriters’ (as defined below) overallotment option) (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”), dated May 22, 2013, between the Company and Wells Fargo Securities, LLC, as representative of the underwriters named therein (the “Underwriters”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

I have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as I have deemed appropriate for purposes of this letter. I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all copies submitted to me as conformed, certified or reproduced copies. I have also assumed that, upon sale and delivery, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company. As to various questions of fact relevant to this letter, I have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which I assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that when the Shares have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, the Shares will have been duly authorized and validly issued and will be fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	I express no opinion as to the laws of any jurisdiction other than the laws of the State of Missouri.

B.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. I undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of my name in the Prospectus dated January 28, 2011 under the caption “Legal Opinions,” and the Prospectus Supplement dated May 22, 2013 under the caption “Legal Matters,” in each case, forming a part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Mark C. Darrell

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